FIRST  CITIZENS  BANCORPORATION  OF  SOUTH  CAROLINA,  INC        NEWS  RELEASE
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KINGSTREE AND COLUMBIA - Jim B. Apple, Chief Executive Officer of First Citizens
Bank and First Citizens Bancorporation of South Carolina, Inc., and Robert L. Arnette, Chief Executive Officer of The Exchange Bank of South Carolina, have announced the signing of a letter of intent, pursuant to which The Exchange Bank of South Carolina, would become a subsidiary of First Citizens Bancorporation of South Carolina, Inc. A definitive Agreement and Plan of Merger has been approved by the Board of Directors of The Exchange Bank of South Carolina. In addition, the executive committee of First Citizens Bancorporation of South Carolina, Inc. has recommended to its Board of Directors the approval of the Agreement. Approval of the Agreement by the First Citizens Bancorporation of South Carolina, Inc. Board of Directors and by The Exchange Bank of South Carolina shareholders is necessary. In addition, approval by state and federal regulatory authorities will be required for the completion of the acquisition. The parties anticipate that these requirements will have been completed by the end of the year.

Robert L. Arnette, President and Chief Executive Officer of the Exchange Bank of South Carolina, reported, " First, we are very excited about this opportunity to strengthen a long relationship we have had with First Citizens. Not only have we enjoyed a correspondent banking relationship with First Citizens Bank, but also we have known their management for many years. Second, it's really gratifying to know that with this acquisition The Exchange Bank of South Carolina will remain The Exchange Bank of South Carolina. Together, these two things amount to a win/win for our customers, our employees, and our communities. I expect this will allow Exchange Bank not only to offer our business customers cash management and greater lending capabilities, but also to provide all of our customers with brokerage services and trust services, not to mention a greatly expanded ATM network. However, Exchange Bank customers can expect the same personal attention from the same helpful bankers that they have known over the years."

Jim B. Apple, President and Chief Executive Officer, First Citizens Bancorporation of South Carolina and its wholly owned subsidiary, First Citizens Bank, noted, "The history of the First Citizens Bank reflects a commitment to community banking. This clear focus on South Carolina transcends everything we do. While First Citizens Bank will certainly grow in 1999, the more important issue, from my perspective, is First Citizens Bancorporation's commitment to concentrating our energies solely on providing the highest quality of banking service to the people of South Carolina, and now specifically the people of Williamsburg and Georgetown counties."

First Citizens Bank and Trust Company of South Carolina serves South Carolina only through a network of 135 branches in over 85 communities statewide. First Citizens Bank is a subsidiary of First Citizens Bancorporation of South Carolina, Inc., until now a one-bank holding company, headquartered in Columbia, South Carolina. The Exchange Bank of South Carolina has four branches in two communities, and is headquartered in Kingstree, South Carolina. Upon completion of the proposed acquisition, The Exchange Bank of South Carolina will still be headquartered in Kingstree; and both First Citizens Bank and First Citizens Bancorporation of South Carolina, Inc. will remain headquartered in Columbia, South Carolina.